Exhibit 99.1

Players Network Appoints Peter Heumiller President and COO

Veteran Television Executive and Video on Demand Pioneer Peter Heumiller Brought on to Grow Players Network's Expanding New Media Business

LAS VEGAS, March 8, 2011 (GLOBE NEWSWIRE) -- Players Network (OTCBB:PNTV), the leading Television and New Media Digital Network dedicated to Las Vegas Entertainment and the Gaming Lifestyle, announced today that it has appointed Peter Heumiller as President and Chief Operating Officer.

As Vice President of Content Acquisitions at Comcast, Heumilller co-founded Comcast's in-house Select on Demand multi-platform content incubator and developed dozens of new VOD/broadband content brands and networks including: ExerciseTV, ActivityTV, ActivityTV Jr., LegoTV, Baby Boost, Karaoke on Demand, Kidz Bop on Demand, Trivia & Games, Parents TV (in association with Meredith Publications), Get Up & Dance, Singles Life, Guitar Lessons, Pets on Demand, Dating on Demand,Digital Cookbook, Anime Selects, Paranormal TV, Something Weird, Martha Stewart on Demand, Vegas on Demand, Stupid Videos, Comedy Open Mic, Shortz and more. Heumiller oversaw a team of over 30 producers, directors and assistants that produced 1,000's of original programming assets that generated over 2 billion views.

In addition, companion websites developed under his direction include: www.DatingOnDemand.com, www.ActivityTV.com (CableFax Award Winner), www.DigitalCookbook.tv, and www.SinglesLifetv.com. He developed viral user gen content contests and incorporated social media into the broadband efforts.

Heumiller also helped negotiate over $20M in content sponsorship, promotional and equity partnerships with leading advertising brands. He started unique branded entertainment original programming and developed transactional (Pay per View and Subscription VOD) content programming that generated over millions of $ in fees. He also created unique multi-platform product merchandising and sales programming and developed the needed ecommerce stores, call center and back-end fulfillment partnerships, generated over millions of dollars in product sales while creating lines of brand name retail DVDs, and oversaw promotions, marketing, PR, and syndication activities.

Prior to his work at Comcast, Peter had helped launch the Mag Rack VOD efforts at Cablevision. As an entrepreneur, he created, built and sold a chain of video retail stores in the 80's and a special interest video distributorship in the 90's. Recently, he also helped launch new media efforts in South America, with a particular focus on Brazil.

For Players Network, he will be heading up operations with an emphasis of developing strategic business partnerships, revenue generating opportunities and sponsored branded entertainment that marries content with commerce.

Mark Bradley, the CEO of Players Network, stated, "I have known Peter for over 7 years since he was instrumental in bringing our Vegas on Demand efforts to over 30M homes. I strongly feel that he is the one person who has the required set of skills, resources, creativity and experience to help build Players Network in this ever changing new media landscape. As promised in the company's 2011 outlook we would be expanding our management team, I am delighted to have Peter on board and running our operations."

Heumiller added, "I am excited about the upcoming launch of the unique video web technology that Players Network has developed and building a strong revenue side to their business. Mark has done a great job to date building out distribution channels, viewership and securing the recent investments needed to grow the business. I look forward to working closely with Mark in building out the business."

About Players Network

Players Network is a Television and Digital New Media Company that develops and owns new Channel Destinations. Players Network, Vegas on Demand, Sexy Sin City TV, which are focused on Las Vegas and Gaming Lifestyles are the lead channels. Players Network produced and distributes original content for its own VOD Channels on television in over 29,000,000 homes over Comcast, DirecTV, AT&T, Verizon and Dish Network and its own Broadband Network, Hulu, Blinkx, Google, YouTube and Yahoo Video, for DVD Home Video, mobile platforms, and through worldwide television syndication. Players Network has a program library of over 1600 titles. Players Network has a 12-year history of providing consumers with quality Gaming and Las Vegas Lifestyle content, as well as strategic partnership services in Las Vegas, Atlantic City, and throughout the worldwide gaming industry. For more information go to www.playersnetwork.info

The Players Network logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6398

Statement under the Private Securities Litigation Reform Act:

With the exception of the historical information contained in this Release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to: the ability of the Company to increase revenues in the future due to the developing and unpredictable markets for its products, the ability to achieve a positive cash flow, the ability to obtain orders for or install its products, the ability to obtain new customers and the ability to continue to commercialize its products, which could cause actual results or revenues to differ materially from those contemplated by these statements.

CONTACT: Players Network
         Leslie Thomas
         702-734-3457